Exhibit 19.1

STEEL DYNAMICS, INC.

POLICY REGARDING INSIDER TRADING

AND

CERTAIN PROHIBITED TRANSACTIONS

I

THE NEED FOR A POLICY

Insider Trading

Federal and state securities laws make it illegal for anyone, regardless of status or position, to buy or sell a company’s securities when in possession of “material, nonpublic information” relating to the company. This conduct is known as “insider trading.” Passing such material nonpublic information on to someone else who may buy or sell securities—which is known as “tipping”—is also illegal. These prohibitions apply equally to stock, options, debt securities or any other securities. The law also imposes upon issuers, executive officers and directors the special responsibility of ensuring compliance with these laws, and a failure to take appropriate steps to prevent illegal insider trading can result in civil and criminal penalties.

Certain Transactions in Company Stock

In addition, good governance practices demand that both executive officers and board member stock ownership interests be aligned with stockholder interests, and that anything that decouples that alignment is problematic. Short-term or speculative transactions in company stock, engaging in hedging or other monetizing transactions, acquiring or maintaining company stock on margin, and pledging of significant amounts of company stock are all examples of transactions that should either be prohibited or tightly circumscribed.

II

GENERAL RULES

A.	Insider Trading

It is the policy of Steel Dynamics, Inc. that no officer, director or any other employee who becomes aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities,

·

Buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1, referred to in Section V), or engage in any other action to take personal advantage of that information, or

·	Pass that information on to others outside the Company, including family and friends, whether or not for personal economic benefit.

It is also the policy of Steel Dynamics, Inc. that no officer, director or any other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which SDI does business, including customers, suppliers or parties involved in a potential transaction, may trade in that company’s securities, until the information becomes public or is no longer material.

For purposes of the following Section II.B through Section II.D, as well as for purposes of the specific prohibitions described in Section IV, the term “executive” or “executive officer” shall mean any corporate officer of Steel Dynamics, Inc. of the rank of vice president and above.

B.	Short-term or Speculative Transactions

Any hedging or other monetizing transactions that enable any executive officer or director to continue to own the Company’s securities without maintaining the full risks and rewards of ownership constitutes a poor governance practice and is prohibited.

C.	Margin Accounts

Acquiring company stock on margin or holding it in a margin account involves borrowing money to do so, and, therefore, by its very nature, involves speculating on the continued valuation of those securities. In the event of a decline in market value, this could result in a loss of more money than was invested, and, in the event of a margin call, could result in a forced sale of those securities by the broker, without the account holder’s consent.

Moreover, because such a sale may occur at a time when the account holder is aware of material non-public information, or when that person is otherwise not permitted to trade in the Company’s securities, Steel Dynamics’ executive officers and directors are prohibited from acquiring Company stock on margin or holding Company stock in a margin account.

D.	Pledging Company Stock

Pledging Company stock, however acquired, can be a problematic practice if unlimited and uncontrolled. Nevertheless, for purposes of responsible personal asset allocation planning and diversification, or for other sound reasons, and if subjected to certain volume, purpose and financial limitations, as set forth in Section IV.C, some pledging of Company stock may be appropriate and can be prudently managed and allowed.

III

KEY INSIDER TRADING DEFINITIONS

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Common examples of information that may be material include:

•	Earnings information (or significant components thereof)
•	Projections of future earnings or other earnings guidance
•	A pending or proposed merger, acquisition or sale
•	News about a major contract award or cancellation
•	Changes in senior management or other major personnel changes
•	Offerings of additional securities
•	Financial liquidity problems
•	Changes in pricing or discount policies
•	Significant problems with production or delivery
•	Significant legal exposure due to actual, pending or threatened litigation or governmental proceedings
•	Gain or loss of a significant customer or supplier
•	Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditors’ audit report

Both positive and negative information can be material.

Material information is “nonpublic” if it is not generally known or available to the public through broad disclosure to the marketplace. We consider information to be available to the public only when

•	It has been released to the public through appropriate channels, such as by means of a press release or a widely disseminated statement from a senior officer, and
•	Enough time has elapsed to permit the investment market to absorb and evaluate the information.

As a general rule, information should be considered to be nonpublic until two business days after it has been publicly disclosed through a broad public market announcement.

This Insider Trading Policy also applies to family members who reside with the executive or director, anyone else who lives in the same household, and any family members who do not live in the same household but whose transactions in Company securities are directed by the executive or director or are subject to his or her influence or control.

The Company’s Insider Trading Policy does not apply to the exercise of an employee or director stock option, or to the settlement of a deferred stock unit (DSU) or restricted stock unit (RSU), or to the exercise of a tax withholding right pursuant to which the executive or director elects to have the Company withhold shares subject to an option to satisfy a tax withholding requirement. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale, either for purposes of generating the cash needed to pay the exercise price of an option or for any other purpose.

IV

SPECIFIC PROHIBITIONS

A.	No Trading During “Blackout” Periods

It is the policy of the Company that no trading in Company securities by any executive officer or director should take place during any applicable “blackout” periods. There are two types of blackout periods:

(1)Regular quarterly blackout periods, which shall be deemed to begin 10 days prior to the end of each calendar quarter and extend until the second business day following public release of the Company’s quarterly earnings.

(2)Special event-specific (irregular) blackout periods related to such things as impending mergers, securities offerings, or other material events. This type of blackout period will commence when circumstances require it, and as and when imposed by directive from the Board, the Chief Executive Officer or the Chief Financial Officer, and will end either by further order or when the special event is no longer a consideration, or on the second business day following public disclosure of the occurrence or non-occurrence special event.

B.	No Short-Term or Speculative Transactions

Steel Dynamics, Inc. considers it improper for any executive officer or director to engage in short-term or speculative transactions in the Company’s securities. Therefore, the Company’s policy is that executive officers and directors are prohibited from engaging in any of the following transactions:

(1)

Short-term trading (transactions involving purchases and sales or sales and purchases, whether backward-looking or forward-looking, within any six month period). Short-term trading of Company stock may be distracting to the executive officer or director and may focus that person’s attention on short-term market swings, instead of long-term business objectives. Moreover, such transactions, in the case of executive officers or directors who are also “Section 16 reporting persons,” may also result in the institution of “short-swing profits” recoupment against the trader, measured by the amount of any realized gain.

(2)

Short sales. These are sales of Company stock that is borrowed from brokers or dealers, or on exchanges, where the executive or director does not actually own the stock. Such sales not only signify an expectation on the part of the short-seller that the securities will decline in value, but they are flatly prohibited to officers and directors, anyway, by Section 16(c) of the Securities Exchange Act of 1934.

(3)

Publicly traded options. A transaction in options (including puts, calls or other derivative securities) is, in effect, a bet on the short-term movement of the Company’s stock and may focus the officer’s or director’s attention on short-term performance at the expense of long-term objectives. Such transactions misalign the executive’s or director’s interests from those of the Company’s other stockholders.

(4)

Hedging and Other Monetizing Transactions. Such transactions, accomplished through the use of financial instruments such as exchange funds, prepaid variable forward sale contracts, equity swaps, zero-cost or other types of collars and various other similar derivative instruments, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow the officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer or director may no longer have the same objectives as the Company’s other stockholders. Moreover, certain of these and other short- term or speculative transactions in the Company’s stock by Company executive officers or directors create the potential for heightened legal risk and/or the appearance of improper conduct.

(5)

Margin Transactions. Stock acquired or held in a brokerage margin account as collateral for a margin loan involves acquiring Company stock with borrowed money, involves speculation on the value of those securities, and, in the event of a decline in value, may result in the sale of the company stock without the owner’s consent to meet a margin call. Because this kind of forced sale may occur during a blackout period, or at a time when the executive officer or director is aware of material non-public information or is otherwise prohibited from trading in the Company’s stock, such transactions are inherently dangerous for both the Company and the trader. Accordingly, executive officers and directors are not permitted to purchase or hold Company stock on margin.

C.	Pledging of Company Stock
(1)

General Rule. Steel Dynamics believes that pledging any amount of Company stock, however acquired, by an executive officer or director, however acquired, is not a preferred use of an executive officer’s or director’s equity, in that, if unlimited and uncontrollable, it could be problematic for many of the same reasons as those applicable where stock is held in a brokerage margin account. For this reason, pledging of such shares is discouraged generally, subject, however, to the limited exception described in Section II.C(2).

(2)	Limited Exception to General Rule. The Company recognizes that under certain circumstances, a limited right to pledge a portion of an executive officer’s or director’s stock may be appropriate.

In contrast to hedging transactions, where the person’s risks of continued ownership are decoupled and protected from a drop in stock price, in a pledge, the risk of continued ownership remains with the executive officer or director. Moreover, under certain circumstances, an inordinate concentration of a person’s wealth in a single asset may not be a good thing, and allowing a pledge of a portion of a person’s stock ownership position could facilitate sound asset diversification and even forestall the need to dispose of company stock in order to accomplish such or similar objectives.

Therefore, the Company believes that a limited ability to pledge Company stock in connection with a general loan, as an exception to the General Rule, ought to be permissible, if done in accordance with the procedures set forth in the following subsections.

(a)	The Audit Committee shall have jurisdiction to hear requests for and to grant exceptions to permit some pledging, on a case-by-case basis, in connection with this Policy.
(b)

Any person wishing to initiate a request for an exception under this Policy must do so, together with all related documents and financial information necessary to demonstrate entitlement to an exception hereunder, no later than fifteen (15) days prior to the intended pledge transaction date.

(c)

The pledge must not involve a significant number of the person’s shares at the time of the pledge transaction. For purposes of this provision, “significant” shall mean a number of shares in excess of twenty-five percent (25%) of his or her stock ownership, exclusive of the person’s minimum stock ownership requirements.

(d)

The total number of pledged shares of the executive officer (“Named Executive Officer” and other executive officers of the rank of Vice President and above, as well as the director group as a whole (all together, the “Group”)), at the time of the particular pledge transaction, must not involve a significant number of shares in relation to the Company’s total number of issued and outstanding shares. For purposes of this provision, “significant” shall mean, for the Group, a number of shares in excess of one percent (1% of the Company’s issued and outstanding shares immediately following the pledge.

(e)

The pledgor must be able to reasonably demonstrate that he or she has the financial capability to repay the loan without resort to the pledged shares, and the pledgor must provide all requested information to the Audit Committee, demonstrating compliance with this Policy.

(f)	The terms of the pledge may not mitigate in any respect the risks of continued stock ownership of the pledged shares.
(g)	The pledgor must first meet stock ownership guidelines before pledging any shares, and, subsequently must continue to meet all required stock ownership guidelines with unpledged shares.
(h)	The Audit Committee may from time to time require additional conditions or requirements, as it may from time to time deem reasonable and appropriate under the circumstances.
(i)

The Audit Committee may adopt such rules and procedures as it may consider necessary in administering this Policy, including the kind of “Pre-Clearance” Process for permitting individual trades described in Section VI of this Policy.

V

ESTABLISHMENT OF RULE 10b5-1 TRADING PLANS

Officers, directors or other employees, whose ability to sell Company shares may be prohibited by reason of the existence of material nonpublic information at the desired time of sale, are permitted to enter into a plan, permitted by the terms of SEC Rule 10b5-1(c) and available through most national or regional brokerage firms, under which pre-planned sales or purchases of Company shares may be made within the safe-harbor protections of that Rule. Such plans must first be pre-cleared through the Audit Committee before they may be undertaken.

In general, SEC Rule 10b5-1(c) provides a defense from insider trading liability if trades occur pursuant to a pre-arranged plan that meets the conditions of the Rule. Under this Rule, if a person enters into a binding contract, a standing instruction or a written plan that specifies the amount, price and date on which securities are to be either purchased or sold, and these arrangements are established at a time when the person does not possess material nonpublic information and is otherwise not within a blackout period, then the person may be able to claim a defense to insider trading liability if the actual sales or purchases under the plan occur at a time when the person may be deemed to have come into possession of material nonpublic information or is otherwise prohibited by a blackout from engaging in such a trade.

This Rule is complex and should only be considered and entered into only with professional advice, in order to fully understand the advantages, limitations and conditions of such a plan.

VI

PRE-CLEARANCE

It is the Company’s policy that the Company’s Named Executive Officers, other executive officers of the rank of Vice President and above, the Company’s directors, and any other employee who may or may be deemed have or to have had access to material nonpublic information, should not initiate any transaction to purchase or sell any Company securities, unless that person first pre-clears that transaction by reporting the intended transaction, together with all Required Information, no later than ten (10) days in advance, to the Chair of the Audit Committee, who, for purposes of this Policy, has been designated as Steel Dynamics’ Pre-Clearance Officer, and receives a written approval for that transaction. “Required Information” shall include a description of the proposed purchase, sale or transfer, the number of shares, consideration to be paid or received, the expected transaction and completion dates, and the names of the parties involved. In handling such requests, the decision of the Pre-Clearance Officer on all such requests shall be final.

It shall be the responsibility of each person covered by this Policy, following Pre-Clearance approval, to cause all of the foregoing and any other pertinent information regarding each trade or transaction to be reported to and received by the Pre-Clearance Officer on the same day as the trade or transaction, but in no event later than the morning of the day following the trade or transaction. It is the responsibility of the person making the trade, however, to ensure that all necessary notices, if any, are timely provided by the trader’s broker to the SEC, including any required Form 144s, and that SEC Form 4 is timely filed, if applicable, following the trade.

The Company is not responsible for any market price effect of any delays or the timing of any decision in connection with the pre-clearance process.

VII

REGULATORY COMPLIANCE

The Board of Directors or the Audit Committee, shall from time to time adopt and disseminate such additional rules, if any, as may be necessary or appropriate to ensure timely compliance with the Sarbanes-Oxley Act of 2002, with any Dodd-Frank Act requirements, and with applicable SEC, Nasdaq and other filing, reporting or governance rules or regulations.